ASSET PURCHASE AGREEMENT


      This Agreement made this 21st day of December, 1994, by and between HALL SYSTEMS, INC. and GOSS PROCESSING SYSTEMS, INC. (herein collectively referred to as "Seller"), HALL PROCESSING SYSTEMS, (herein referred to as "Company") and QUIPP, INC., a Florida Corporation, and QUIPP SYSTEMS, INC., a Florida corporation (herein collectively referred to as "Purchaser") joined by SCRIPPS HOWARD, INC. and ROCKWELL GRAPHIC SYSTEMS, INC., solely for the purposes of
Section 13.6 hereof.

                              W I T N E S S E T H :

      WHEREAS, the Company is a general partnership owned equally by Seller; and


      WHEREAS, the business of the Company is the manufacture, design, installation and support of stackers, conveyor systems, wrappers and other equipment for the graphic arts industry; and

      WHEREAS, the parties hereto have reached an understanding with respect to the sale by the Company and the purchase by the Purchaser of all of the Company's right, title and interest to certain products, parts and services sold or offered for sale by the Company as set forth and described in Exhibit A attached hereto, including all patents (U.S. and foreign), trademarks, product names, drawings, specifications, manufacturing data, manuals, parts lists, price lists and sales literature owned by the Company relating thereto (the items set forth or described in Exhibit A including all patents (U.S. and foreign), trademarks, product names, drawings, specifications, manufacturing data, manuals, parts lists, price lists and sales literature owned by the Company relating thereto being herein referred to as the "Assets"); and

      WHEREAS, the parties hereto have reached an understanding with respect to the sale by the Company and the purchase by the Purchaser of certain Inventory owned by the Company; and

      WHEREAS, SCRIPPS HOWARD, INC. and ROCKWELL GRAPHICS SYSTEMS, INC. have agreed to guarantee the Company's indemnification obligations pursuant to
Section 13.6 hereof.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and promises hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I
SALE OF ASSETS

      1.1 The Company shall sell to the Purchaser at a purchase price as hereinafter provided all of the Assets and the Purchaser in reliance on the representations and warranties of the Seller and the Company contained in this Agreement and subject to its terms and conditions shall purchase those Assets from the Company at the purchase price hereinafter provided.

      1.2 Company shall sell to the Purchaser at a purchase price to be determined as hereinafter provided such items of Aggregate Current Inventory and Aggregate Noncurrent Inventory (each as defined in Article VI hereof) as are selected and valued pursuant to the provisions of Article VI hereof and the items referred to in Sections 6.5 and 6.7 through 6.10 hereof (the Aggregate Current Inventory, Aggregate Noncurrent Inventory to be purchased by Purchaser and those additional items collectively constituting the "Inventory" as that term is used in this Agreement) and the Purchaser, in reliance on the representations and warranties of the Seller and the Company contained in this Agreement and subject to its terms and conditions shall purchase such Inventory from the Company at the purchase price to be determined as herein provided.

                                   ARTICLE II
PURCHASE PRICE

      2.1 Subject to the terms and conditions of this Agreement, Company hereby agrees to sell, assign, transfer, and convey to Purchaser, and Purchaser hereby agrees to buy the Assets for a total purchase price of Three Hundred Fifty Thousand ($350,000.00) Dollars, U.S. and the delivery of forty thousand (40,000) shares of the one cent ($.01) par value shares of the common stock of Quipp, Inc. (herein referred to as the "Quipp Shares").

      2.2 Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to buy the Inventory at the purchase price determined in accordance with the provisions of Article VI hereof.

      2.3 The purchase price, as set forth above, shall be payable as follows:

            A. The sum of Three Hundred Fifty Thousand ($350,000.00) Dollars plus the aggregate amount to be paid by Purchaser pursuant to Sections 6.5 and 6.7 hereof, shall be paid to the Company by wire transfer on the Closing Date in accordance with written instructions delivered by the Company or Seller in advance of the Closing Date.

            B. The purchase price determined in accordance with Sections 6.1, 6.2, 6.3, 6.6 and 6.9 hereof shall be paid to the Company by delivery of a promissory note as described in Section 6.6 hereof on or before January 9, 1995, except as extended by Section 6.4 hereof. The purchase price payable with respect to the Inventory referred to in Section 6.8 and Section 6.10 shall be payable as described in those Sections.

            C. The delivery of a certificate for forty thousand (40,000) Quipp Shares registered in the name of the Company. It is understood that these Quipp Shares are being issued from the treasury of Quipp, Inc. and no representations are being made as to whether or not such shares are freely tradeable or are subject to resale restrictions in accordance with the provisions of the Securities Act of 1933, the Securities and Exchange Act of 1934 and the Florida Securities laws.

            D. The Company shall deliver the Assets free and clear of any lien, other encumbrance or claim of any third party.

                                   ARTICLE III
CLOSING

      3.1 The Closing of this transaction shall take place at the offices of Baker & Hostetler, Cleveland, Ohio on or before December 21, 1994 (the "Closing Date").

      3.2         At Closing, Company shall deliver to Quipp Systems, Inc:

            A. Duly executed Bills of Sale, Assignments and any and all other documents necessary or appropriate to transfer title to the Assets;

            B. Duly executed Bill of Sale for the Inventory referred to in Sections 6.5 and 6.7 hereof.

            C.    A signed schedule of the Assets.

            D.    The counsel opinion described in Section 8.2 hereof.

            E. Duly executed Assignment and Assumption Agreement pursuant to Sections 6.11, 6.12 and 13.2 hereof.

      3.3         At the Closing, Purchaser shall deliver:

            A. To Company the sum of Three Hundred Fifty Thousand ($350,000.00) Dollars plus any additional amount payable pursuant to
      Section 2.3A, in accordance with Section 2.3A

            B. To Company a certificate representing forty thousand (40,000) Quipp Shares in accordance with Section 2.3C hereof.

            C.    The counsel opinion described in Section 9.3 hereof.

            D. Duly executed Assignment and Assumption Agreement pursuant to Sections 6.11, 6.12 and 13.2 hereof.

      3.4         On or before January 9, 1995, except as extended pursuant to
Section 6.4 hereof, Purchaser shall deliver to Company its Promissory Note in an amount determined in accordance with the provisions of Article VI hereof, in the form attached as Exhibit B.

      3.5 Upon the request of any party to any other party at any time and from time to time following the Closing Date, that other party shall forthwith execute and deliver such further instruments of assurance, transfer, endorsement, conveyance, direction, or authorization as the requesting party and its counsel shall reasonably require in order to evidence more fully, confirm and perfect the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER

      The Company and Seller represent and warrant as follows:

      4.1 The Company is a general partnership organized, validly existing, and in good standing under the laws of the State of Ohio.

      4.2         The Company has no subsidiaries.

      4.3 The partners owning all of the Company's partnership interests are Hall Systems, Inc. and Goss Processing Systems, Inc.

      4.4 The Company has good and marketable title to all the Assets and Inventory subject to no security interest, mortgage, pledge, lien, conditional sale agreement, encumbrance or charge, except for liens as listed on Exhibit C as securing specified liabilities with respect to which no default exists, and except for minor imperfections in title and encumbrances, if any, which are not substantial in amount and do not materially distract from the value of the subject property or materially impair the Company's operation and have arisen only in the ordinary course of business. The Assets and Inventory sold hereunder are sold "AS IS, WHERE IS AND WITH ALL FAULTS." Other than the express representations and warranties set forth herein, THE COMPANY AND SELLER MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE CONCERNING ANY OF THE ASSETS OR INVENTORY AND NO STATUTORY OR OTHER WARRANTY AS TO THE QUANTITY OR QUALITY OF ANY OF THE ASSETS OR INVENTORY, THEIR CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL BE IMPLIED. In particular, there is no warranty that use of any Asset or Inventory or product, or any product manufactured utilizing any of the Assets or Inventory or any portion thereof, will not infringe the patent or proprietary rights of any third party. Without limitation as to any other disclaimer herein contained, the Company and Sellers do not make and specifically disclaim any representation or warranty as to the accuracy, sufficiency or suitability of any drawings, specifications, manufacturing data, or other data purchased hereunder or disclosed hereunder or any product made utilizing such drawings, specifications, manufacturing data, or other data.

      4.5 To the best knowledge and belief of Michael Williams, President of the Company, there are no pending claims or outstanding assertions by any person to the effect that the manufacture, sale or use of any product or process by the Company in connection with its business infringes on any intellectual property of any person.

      4.6 There is no litigation or proceedings pending or to the Company's or Seller's knowledge threatened against the Company relating to the Assets or Inventory, except as set forth on Exhibit C.

      4.7 Company represents that it is acquiring the Quipp Shares described in Section 2.3C for investment and does not have any present intention to sell, transfer or distribute such Quipp Shares.

      4.8 Company represents that is has received the 1934 Act Reports described in Section 5.8 hereof.

      4.9 The execution, delivery and performance of this Agreement, compliance by the Company and Seller with the provisions hereof and the consummation by the Company and Seller of the transactions contemplated hereby will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body (except such as have been obtained or may be required under the securities or Blue Sky laws of the various states) and will not conflict with or constitute a breach of any of the terms of provisions of, or a default under, the respective governing documents of the Company, Hall Systems, Inc. or Goss Processing Systems, Inc. or any agreement, indenture or other instrument to which the Company or Seller is a party or by which it or its property is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Company or Seller; provided, that neither the Company nor the Seller makes any representation or warranty concerning any federal, state or other antitrust law or other law relating to unfair competition or anticompetitive effects.

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants as follows:

      5.1 Quipp, Inc. is a company organized, validly existing, and in good standing under the laws of the State of Florida.

      5.2 Quipp Systems, Inc., is a company organized and validly existing, and in good standing under the laws of the State of Florida.

      5.3 Except for Quipp Systems, Inc., Quipp, Inc. has no subsidiaries. Quipp Systems, Inc. has no subsidiaries.

      5.4 All of the outstanding capital stock of Quipp Systems, Inc. is owned by Quipp, Inc.

      5.5 There is no litigation or proceeding pending or to Purchaser's knowledge threatened against Purchaser on any of its property except as set forth on Exhibit D.

      5.6 As of November 15, 1994, the outstanding capital stock of Quipp, Inc. consisted of One Million, Four Hundred Sixty-Nine Thousand, Four Hundred Sixty-Five (1,469,465) shares of common stock (which includes Sixty-Eight Thousand, Seven Hundred (68,700) shares held as Treasury Stock), One Cent ($.01) par value, and there has been no material change in the number of outstanding shares of common stock, One Cent ($.01) par value, of Quipp, Inc. since that date.

      5.7         All the outstanding shares of capital stock of Quipp, Inc.
have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive or similar rights; and the Quipp Shares to be issued and transferred hereunder have been duly authorized and, when issued and delivered to the Company as provided in this Agreement, will be validly issued, fully paid and nonassessable, and the issuance of the Quipp Shares will not be subject to any preemptive or similar rights.

      5.8 Purchaser has provided to the Company Quipp, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed by Quipp, Inc., with the Securities and Exchange Commission on March 29, 1994, as amended or supplemented, if applicable, and the Forms 10-Q for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994 filed by Quipp, Inc. under the Securities and Exchange Act of 1934, as amended (collectively, the "1934 Act Reports"). Quipp, Inc. has not filed any report on Form 8-K during 1994. The 1934 Act Reports at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and there has been no material adverse change in the results of operations, financial condition, prospects or business of Quipp, Inc. subsequent to the date of any 1934 Act Report.

      5.9 The Quipp Shares are treasury shares, and assuming that the Company acquires the Certificates representing the Quipp Shares in good faith and without notice of any adverse claim (within the meaning of the Uniform Commercial Code provisions that govern Purchaser's transfer of the Quipp Shares to the Company), upon delivery of the certificates representing the Quipp Shares to the Company, registered in the name of the Company, endorsed to the Company or endorsed in blank, the Company will acquire the Quipp Shares free of any adverse claim (within the meaning of the Uniform Commercial Code provisions that govern Purchaser's issuance of the Quipp Shares to the Company).

      5.10 The delivery of the Quipp Shares to the Company is exempt from registration under Section 517.061(3)(b), Florida Statutes (Chapter 92-198), Laws of Florida).

      5.11 The execution, delivery and performance of this Agreement, compliance by Purchaser with all the provisions hereof and the consummation by Purchaser of the transactions contemplated hereby will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the respective governing documents of Quipp, Inc. or Quipp Systems, Inc. or any agreement, indenture or other instrument to which Quipp, Inc. or Quipp Systems, Inc. or any of their respective subsidiaries is a party or by which Quipp, Inc. or Quipp Systems, Inc. or their property is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to Purchaser; provided, that Purchaser makes no representation or warranty concerning any federal, state or other antitrust law or other law relating to unfair competition or anticompetitive effects.

                                   ARTICLE VI
PURCHASE OF INVENTORY

      Company agrees to sell and the Purchaser agrees to buy certain inventory items as hereinafter set forth.

      6.1 For purposes of this Article VI, the term "Line Item Classification" means any of the various line item classifications used in the Company's inventory records to identify parts for the products identified by the Product Codes listed on Exhibit E, and the term "Item" means any item in any Line Item Classification. The Company will use its Query computer program ("Query") and the physical count described in Section 6.6 hereof to identify (i) each Item on hand, by part number and description, (ii) the number on hand of each such Item, (iii) the standard cost of each such Item as reflected in the Company's inventory records in accordance with the Company's customary accounting policies and practices, and (iv) the total standard cost of all Items in each Line Item Classification, in each case as of December 27, 1994 (the "Count Date"). The Query run shall also identify the number of units of each Item used between January 1, 1993 and the Count Date (the "Measurement Period") and the aggregate standard cost, by Item, of those units and shall exclude any Item which has not been used in production or sold during the Measurement Period as those Items are "Obsolete." The aggregate standard cost calculated pursuant to the immediately preceding sentence for all Items in a Product Code, multiplied by the percentage shown on Exhibit E for that Product Code, shall constitute the "Aggregate Current Inventory." The amount derived by subtracting the Aggregate Current Inventory from the total standard cost of all Items in all Product Codes on hand as of the Count Date shall constitute the "Aggregate Noncurrent Inventory."

      6.2 Purchaser shall purchase Items that have an aggregate value (based on standard costs, as described above) equal to the Aggregate Current Inventory. Purchaser may select the particular Items to be so purchased, without regard to the Product Codes to which they are attributable, and the Company and Seller shall be entitled to be present at and to assist in Purchaser's selection thereof. Purchaser shall not be obligated to purchase any Obsolete Item.

      6.3 In addition to the purchase described in Section 6.2 hereof, Purchaser shall purchase, at twenty (20%) percent of Inventoried Book Value (as defined in Section 6.6 hereof), the lesser of (i) all of the Items included in Aggregate Noncurrent Inventory for which there has been any use in production or sale during the Measurement Period, and (ii) an amount of Aggregate Noncurrent Inventory that has an Inventoried Book Value of Two Hundred Fifty Thousand ($250,000.00) Dollars, calculated as described in Section 6.1 hereof and subject to the procedures set forth in Section 6.4 hereof. If the Aggregate Noncurrent Inventory has an Inventoried Book Value of more than Two Hundred Fifty Thousand ($250,000.00) Dollars, then Purchaser may select from the entire Noncurrent Inventory Items with an Inventoried Book Value of Two Hundred Fifty Thousand ($250,000.00) Dollars, and the Company and Seller shall be entitled to be present at and to assist in Purchaser's selection thereof. In no event will Purchaser be obligated to purchase any Obsolete Item.

      6.4 Company and Purchaser have agreed that Purchaser may test the results of the Query Program to insure that the following conditions have been met:

            A.    All Obsolete Items have been deleted from Inventory.

            B. All Product Codes not listed on Exhibit E have been excluded from the Query run and the physical count described in
      Section 6.6 hereof.

            C. All Items included in determining the "Inventoried Book Value" have been actually used in production or sold within the "Measurement Period" and have not been included as a result of a inventory adjustment; and

            D. All items have been properly classified within each Product Code as listed on Exhibit E.

Purchaser will have these tests done immediately upon receipt of the Query run results and will give written notice to Company on or before January 6, 1995, of whether or not it accepts the results thereof. If the Purchaser accepts those results, then the delivery of the Promissory Note referred to in Section 3.2B and Bill of Sale referred to in Section 6.6 shall be completed no later than January 9, 1995. If Purchaser notifies Company that it does not accept those results, it must specify in writing the reason within the conditions set forth in Subsections A, B, C or D of this Section no later than January 6, 1995, and if such notice is not given, then the Purchaser shall be deemed to have accepted those results. If written notification is given to Company on or before January 6, 1995, that those results are not accepted, then Michael Williams, representing the Company and Louis D. Kipp, representing the Purchaser shall meet no later than January 9, 1995, in an effort to work out any differences of opinion and if they are unable to work out such difference of opinion, then these two (2) representatives agree that Bill Moore (The Cleveland Plain Dealer) shall be the third (3rd) arbitrator and these three (3) persons shall meet no later than January 13, 1995 to determine the appropriate results after each of the Company and the Purchaser presents its position. The three (3) persons shall decide by majority vote and their decision shall be binding and non-reviewable and shall be rendered and the Promissory Note and Bill of Sale referred to in this Section 6.4 shall be delivered no later than January 20, 1995. Any cost of the three (3) person panel shall be paid equally by the Company and the Purchaser.

      6.5 The Company agrees to sell, and Purchaser agrees to purchase, the Company's "engineering" Dual Carrier Stacker, its "engineering" HT 16 Stacker, and a used Monitor Stacker, as identified to representatives of Purchaser by representatives of the Company for an aggregate purchase price of Twenty Thousand ($20,000.00) Dollars.

      6.6 A physical count of the Items shall be taken by the Company, with representatives of Purchaser present therefor if Purchaser so elects. That count shall be completed no later than December 30, 1994. The term "Inventoried Book Value" for Items in any Line Item Classification, as used in this Agreement, shall mean the number of these Items, as determined by the physical count described in this Section 6.6, multiplied by the standard cost of those Items, as referred to in Section 6.1 thereof. The purchase price for the Inventory referred to in Sections 6.2 and 6.3 and determined in accordance with this Article VI, and for the items referred to in Section 6.9 hereof, shall be evidenced by the Purchaser's promissory note in the form attached hereto as Exhibit B (herein referred to as "Promissory Note") to be completed and delivered no later than January 9, 1995, as may be extended pursuant to the provisions of Section 6.4 hereof. The term of the Promissory Note shall be for three (3) years and the unpaid balance of the Promissory Note shall accrue interest at the rate of five (5%) percent per annum. The Promissory Note shall be payable in three (3) equal annual payments of principal due on the first, second and third anniversaries of the Closing Date, together with interest on the unpaid balance. The Promissory Note may be prepaid, in whole or in part, by paying accrued interest and then such principal payment as the Purchaser may determine. On Purchaser's delivery to the Company of the Promissory Note, the Company shall deliver to Purchaser a Bill of Sale for the Aggregate Current Inventory and the Aggregate Noncurrent Inventory purchased by Purchaser and an instrument of assignment for the purchase orders referred to in Sections 6.11 and 6.12 hereof.

      6.7 The Company shall sell and the Purchaser shall purchase the five (5) used stackers and one (1) bottom wrap machine owned by the Company, and located at the date hereof on the premises of the Times-Picayune, in New Orleans, Louisiana, for an aggregate purchase price of Seven Thousand, Five Hundred ($7,500.00) Dollars to be paid in cash at Closing.

      6.8 The Company shall produce and sell and the Purchaser shall purchase ten (10) "Dual Carrier Stackers" (the "New Stackers") at a purchase price equal to the lower of (a) the Company's fully burdened manufacturing cost as determined pursuant to the Company's customary accounting policies and practices, or (b) Twenty-Eight Thousand ($28,000.00) Dollars per New Stacker. The Company shall be entitled to segregate from its Inventory, on or prior to the December 27, 1994, those Items necessary for the production of the New Stackers and such segregated Items shall not be purchased pursuant to
Section 6.2 or 6.3 hereof. The purchase price for the New Stackers shall be paid in cash upon the Company's conducting a demonstration run thereof at the Company's site upon completion of production there. Production of the New Stackers and that demonstration run shall be completed by January 31, 1995.

      6.9 Company shall sell and the Purchaser shall purchase the lesser of (i) all of the used Ranger sensor heads that are in the Company's possession on December 30, 1994, and (ii) ten (10) of those sensor heads. The purchase price of each of such used Ranger sensor heads is One Thousand ($1,000.00) Dollars. Purchaser's obligation hereunder shall be evidenced by the Promissory Note described in Section 6.6.

      6.10 Company has a partially filled outstanding purchase order with COE CORPORATION (the "COE Order") and has prepaid the sum of One Thousand, One Hundred Five ($1,105.00) Dollars for each sensor unit remaining to be purchased under the COE Order. Purchaser shall purchase from the Company, upon the Company's receipt thereof from COE CORPORATION, the lesser of (i) all of the sensor units delivered to the Company after the date hereof under the COE Order, and (ii) forty-five (45) of those units. The price to be paid by Purchaser for each unit so purchased shall be Two Thousand, Two Hundred Ten ($2,210.00) Dollars paid by check mailed upon Purchaser's receipt of that unit from the Company.

      6.11 Company has a group of purchase orders for Items used in the production of and as repair parts for the Dual Carrier Stacker as listed on Exhibit F. The Purchaser agrees to assume Company's obligations under those Purchase Orders and, except as set forth in Section 6.12 and this Section 6.11, shall have no further obligations with respect to any of Company's outstanding purchase orders or commitments.

      6.12 The Company has a group of purchase orders for repair parts as listed on Exhibit G. The Purchaser assumes the Company's obligations under those purchase orders to the extent that upon receipt of such Items, the particular Item purchased within each Line Item Classification does not result in the Purchaser purchasing items that would be included in "Aggregate Noncurrent Inventory" as defined in Section 6.1 hereof (excluding the Inventory referred to in Sections 6.8, 6.9 and 6.10).

      6.13 The Inventory shall be removed from the premises of the Company, at Purchaser's sole cost, as soon as practicable following the completion of the Inventory count and the delivery of the Promissory Note provided for in Section 6.6 hereof, but no later than the eleventh (11th) day following the delivery of the Promissory Note.

                                   ARTICLE VII
SECURITY LAW PROVISIONS

      7.1 Company acknowledges that it is acquiring the Quipp Shares described in Section 2.3C for investment and further acknowledges that such Quipp Shares have not been registered by Quipp, Inc. under the Securities Act of 1933 (the "Securities Act") and that the sale or transfer of such Quipp Shares cannot be made unless such Quipp Shares are registered for sale pursuant to the provisions of the Securities Act of 1933 or unless such transfer or distribution is exempt from the registration requirements of the Securities Act of 1933.

      7.2 Quipp, Inc. agrees that it will maintain its effective registration under the Securities Act of 1934 at least through December 31, 1997. Quipp, Inc. agrees to continue to provide reports and public information so that Company may sell or distribute the Quipp Shares of Quipp, Inc. stock pursuant to "Rule 144" at least through December 31, 1997.

      7.3 If any time prior to the fifth anniversary of the Closing, Quipp, Inc. shall determine to file a Registration Statement under the Securities Act on Form S-3 (or other appropriate form for the registration of shares except for Form S-4 or S-8), and except if Company does not accept Purchaser's purchase offer described in Section 13.1 hereof, Quipp, Inc. will provide written notice of such determination to the Company, which notice shall specify the number of shares Quipp, Inc. intends to register. Upon the written request of the Company or Seller, given within ten (10) days after the mailing of any such notice, Quipp, Inc. will cause up to the entire forty thousand (40,000) Quipp Shares issued to the Company pursuant to this Agreement which the Company or Seller has so requested to be registered to be included in such Registration Statement. The Company and Seller agree to execute such other agreements, documents and instruments and to take such other and further action in connection with the registration of the Quipp Shares as Quipp, Inc. or the underwriters may reasonably request.

      7.4 Quipp, Inc. agrees to pay all registration expenses in connection with any registration under Section 7.3 hereof. The Company and Seller shall pay all discounts and commissions payable to Underwriters, Selling brokers, managers or other similar persons related to the sale or disposition of Quipp Shares pursuant to any registration under this Article VII.

                                  ARTICLE VIII

CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

      The obligations of the Purchaser to close under this Agreement shall be subject to the following conditions (which may be waived in writing by Purchaser):

      8.1 The representations and warranties of Company herein contained shall be true as of and at the Closing Date with the same force as though made at such time; Company shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

      8.2 Purchaser shall have received from Company's counsel, a favorable opinion, dated the Closing Date, in form and substance satisfactory to Purchaser's counsel, to the effect that:

            A. The Company is a general partnership duly organized under the laws of the State of Ohio; and

            B. Company has duly executed and validly delivered all of the papers required by it to be executed and delivered in accordance with the provisions of Paragraph 3.2 hereof.

ARTICLE IX

CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE

      The obligations of the Company and Seller to close under this Agreement shall be subject to the following conditions (which may be waived in writing by the Company and Seller):

      9.1 The representations and warranties of the Purchaser herein contained shall be true as of and at the Closing Date with the same force as though made at such time; Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

      9.2 Compliance by the Purchaser with the provisions of Sections 2.3A and 2.3C hereof.

      9.3 Seller shall have received from Walton Lantaff Schroeder & Carson, a favorable opinion, dated the Closing Date, in form and substance satisfactory to Seller's counsel, to the effect that:

            A. Quipp Systems, Inc. is a corporation duly organized and validly existing in good standing under the laws of the State of Florida;

            B. Quipp, Inc. is a corporation duly organized and validly existing in good standing under the laws of the State of Florida;

            C. The execution and delivery by each of Quipp, Inc. and Quipp Systems, Inc. of this Agreement and the Promissory Note and the performance of each of Quipp, Inc. and Quipp Systems, Inc. of their respective obligations under this Agreement and the Promissory Note have been duly authorized by all necessary corporate action;

            D. The Quipp Shares have been duly authorized and, when issued and delivered to the Company in accordance with this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance of the Quipp Shares is not subject to preemptive or similar rights. The execution and delivery by Quipp, Inc. of the share certificate representing the Quipp Shares have been duly authorized by all necessary corporate action; and

            E. The conveyance of the Quipp Shares to the Company is an exempt transaction under Section 517.061(3)(b), Florida Statutes, (Chapter 92-198, Laws of Florida).

      9.4 All documents and the execution and delivery thereof shall be satisfactory in form and substance to Seller and its counsel, and the Purchaser shall have delivered to Seller and its counsel certificates or other evidences of compliance with the obligations hereunder dated the Closing Date as Seller and its counsel may reasonably require.

      9.5         The Closing shall take place on or before December 21, 1994;
or if no Closing occurs on or before such date, this Agreement shall terminate.

                                    ARTICLE X

BOOKS, RECORDS AND FILES

      Company acknowledges that Purchaser may have need for the Company's books, records and files relating to the Assets and Inventory at some time in the future. Accordingly, the parties agree that all such books, records and files are not acquired by Purchaser and shall be stored at the Company's headquarters offices or at Hall Systems, Inc.'s headquarters offices, currently in Cincinnati, Ohio. Company hereby agrees to permit the Purchaser reasonable access to such books, records and files solely for the purpose of facilitating, and only to the extent necessary to facilitate, Purchaser's use of the Assets and Inventory acquired pursuant to this Agreement, and agrees to use the same degree of care and provide the same safeguards and security for all such books, records, and files as are presently provided by the Company. Company shall be entitled to destroy any of its books, records or files relating to the Assets and Inventory at any time after the thirtieth (30th) day following its delivery to Quipp Systems, Inc. of notice of Company's intent to destroy such items, unless Quipp Systems, Inc. shall have arranged to take custody of that item prior to that thirtieth (30th) day at its cost. Purchaser hereby agrees to permit the Company reasonable access to its books, records and files relating to the Assets and Inventory solely for the purpose of facilitating, and only to the extent necessary to facilitate, the Company's handling of any investigation, claim or proceeding that may arise with respect to the Assets or Inventory or with respect to any products sold or services rendered by the Company, and agrees to use the same degree of care and provide the same safeguards and security for all such books, records and files as are presently provided by the Purchaser. Purchaser shall be entitled to destroy any of its books, records or files relating to the Assets and Inventory at any time after the 30th day following its delivery to the Company of notice of Purchaser's intent to destroy such items, unless the Company shall have arranged to take custody of that item prior to the 30th day at its cost.

                                   ARTICLE XI
INDEMNIFICATION

      The parties hereto agree as follows:

      11.1 The Company and Seller shall indemnify and hold harmless the Purchaser at all times after the date of this Agreement against and in respect of all liabilities of the Company of any nature whether accrued, absolute, contingent or otherwise, existing on the Closing Date including without limitation, liabilities for product liability claims for any and all injuries arising from the sale of products and systems or the furnishing of services prior to the Closing Date, customer claims for non-performance or warranty services for products and systems sold prior to the Closing Date, employment claims, discrimination claims, litigation, judgments and awards against Company, any tax liabilities to the extent not so reflected or reserved against, accrued in respect or measured by the Company's income for any period prior to the Closing Date. Notwithstanding anything herein to the contrary, Seller and Company shall under no circumstances whatsoever have any obligation to indemnify and hold harmless the Purchaser from and against any such liability which arises out of or relates to:

            A. The sale or use of any of the Assets or the Inventory by Purchaser after the Closing Date; or

            B. The performance of any services by Purchaser, including any warranty services the performance of which has been assumed by the Purchaser pursuant to this Agreement.

      11.2 The Company and Seller shall indemnify and hold harmless the Purchaser at all times after the date of this Agreement against and in respect of any damage or deficiency resulting from any breach of warranty or nonfulfillment of any agreement on the part of the Company under this Agreement or from any misrepresentation or omission from any certificate or other instrument to be furnished to the Purchaser.

      11.3 Purchaser shall notify Company in writing within sixty (60) days as to any debt, liability or claim for which Company is obligated to indemnify the Purchaser in accordance with the provisions of this Article. Seller and Company shall have thirty (30) days from receipt of such notification to deliver to Purchaser its objections thereof. If the Seller or Company delivers written objection to such debt, liability or claim, the Seller or Company shall be afforded the opportunity of contesting such debt, liability or claim at its sole cost and expense and during the period of such defense the Purchaser shall not pay such debt, liability or claim or take any other action which will adversely affect Seller's or Company's right to defend or contest same. If Purchaser fails to notify Seller and Company of any such debt, liability or claim within thirty (30) days after Purchaser's receipt of notice of that debt, liability or claim, or if Purchaser pays or satisfies such debt, liability or claim, Seller's and Company's obligations hereunder shall be satisfied unless Seller and Company have failed or refused to defend or pay after receipt of notice from Purchaser. If Seller or Company is not able to successfully defend or contest such debt, liability or claim through all applicable judicial or administrative processes, the Seller and Company shall be obligated to indemnify the Purchaser as if no written objection had been delivered. Notwithstanding anything to the contrary herein, Purchaser shall not be entitled to make any claim for breach of warranty under this Article XI unless and until Purchaser's aggregate claims therefor hereunder exceed Twenty-Five Thousand ($25,000.00) Dollars. In the event that the indemnified debts or claims equal or exceed Twenty-Five Thousand ($25,000.00) Dollars, then the indemnification obligation shall extend to the first One ($1.00) Dollar of such indemnified debts or claims.

      11.4        Purchaser shall indemnify and hold Company, Hall Systems, Inc.
and Goss Processing Systems, Inc. harmless at all times after the date of this Agreement against and in respect of any and all liabilities assumed by Purchaser hereunder, liabilities arising from Purchaser's conduct of its business on or after the Closing Date attributable to the sale or use of the Assets and the Inventory including without limitation, liabilities for product liability claims for any and all injuries, including death, or damage to property, and Purchaser's breach of its warranties or covenants contained herein. Company, Hall Systems, Inc. or Goss Processing Systems, Inc. shall notify Purchaser in writing within thirty (30) days as to any debt, liability or claim for which Purchaser is obligated to indemnify Company, Hall Systems, Inc. or Goss Processing Systems, Inc. in accordance with the provisions of this Section. Purchaser shall have thirty (30) days from receipt of such notification to deliver to Company, Hall Systems, Inc. or Goss Processing Systems, Inc. its objections thereto. In the event no written objections are received and the Purchaser refuses or fails to pay, then Company, Hall Systems, Inc. and Goss Processing Systems, Inc. shall have the right to proceed directly against the Purchaser to recover the full amount of such debt, liability or claim, together with its costs, including attorneys fees incurred on account of such debt, liability or claim. If Purchaser delivers written objection to such debt, liability or claim, the Purchaser shall be afforded the opportunity of contesting such debt, liability or claim at its sole cost and expense and during the period of such defense, neither Company, Hall Systems, Inc. nor Goss Processing Systems, Inc. shall pay such debt, liability or claim or take any other action which will adversely affect Purchaser's right to defend or contest the same. If Company, Hall Systems, Inc., or Goss Processing Systems, Inc. fails to notify Purchaser of any such debt, liability or claim within thirty
(30) days after Company, Hall Systems, Inc. or Goss Processing Systems, Inc. receives notice of any such debt, liability or claim, or if Company, Hall Systems, Inc. or Goss Processing Systems, Inc. pays or satisfies such debt, liability or claim, Purchaser's obligations hereunder shall be satisfied unless Purchaser have failed or refused to defend or pay after receipt of notice from Company, Hall Systems, Inc., or Goss Processing Systems, Inc. If Purchaser is not able to successfully defend or contest such debt, liability or claim through all applicable judicial or administrative processes, Purchaser will be obligated to indemnify the Company, Hall Systems, Inc. and Goss Processing Systems, Inc. as if no written objection had been delivered. Notwithstanding anything to the contrary herein, Company, Hall Systems, Inc. and Goss Processing Systems, Inc. shall not be entitled to make any claim for breach of warranty under this Section unless and until Company's, Hall Systems, Inc.'s and Goss Processing Systems, Inc.'s aggregate claims therefor hereunder exceed Twenty-Five Thousand ($25,000.00) Dollars. In the event that the indemnified liability or claims equal or exceed Twenty-Five Thousand ($25,000.00) Dollars, then the indemnification obligation shall extend to the first One ($1.00) Dollar of such indemnified liabilities or claims. This indemnification provision shall extend to all costs, including attorney's fees, incurred by Company, Hall Systems, Inc. or Goss Processing Systems, Inc. on account of such debt or claim, together with reasonable attorney's fees incurred in securing indemnification hereunder.

                                   ARTICLE XII

NON-COMPETITION

      12.1 Each of the Company, Hall Systems, Inc., Goss Processing Systems, Inc. and any affiliate of Goss Processing Systems, Inc. covenants that, for a period of five (5) years after the date of this Agreement, neither it nor any company now or hereafter controlled by it will, directly or indirectly, enter into, or acquire control of, any business engaged in the development, manufacture or sale of products set forth on Exhibit A within the United States, Canada, Australia, New Zealand or Great Britain. Nothing herein shall prevent
(i) any such entity or any of its affiliates (other than the Company) from merging with, or acquiring part or all of the business of or having a financial interest in, any other entity which is engaged in a business that is competitive with the products set forth on Exhibit A if such competitive business is an incidental (but not the principal) part of the business acquired, (ii) any affiliate of Goss Processing Systems, Inc. from continuing its existing business of the manufacture, distribution and sale of printing presses involving as an incidental part the sale of mailroom equipment, (iii) Company from performing service work relating to gripper-conveyor units at customer locations, non-stacker orders accepted prior to the date of this Agreement to be performed after the date hereof or post-installation completion of products installed prior to the date hereof, or any work required to comply with warranty obligations not assumed by Purchaser hereunder, or (iv) any affiliate of Goss Processing Systems, Inc. from continuing its activities as presently conducted of the distribution and sale of mailroom equipment products for newspaper application either ancillary to its printing press sales or as a part of its participation in commercial press markets, or (v) any affiliate of Goss Processing Systems, Inc. from continuing its activities of the development and sale of newspaper and commercial printing management information systems and related software for processing production, maintenance and management data, which may include the processing of information in mailroom subsystems. For purposes of this Article, the term "affiliate" shall mean any other corporation or unincorporated entity (other than the Company) directly or indirectly controlling, controlled by or under common control with such entity. Neither the Company nor any affiliate of the Company presently intends to develop, manufacture, sell or service any product covered by any patent or patent application owned by the Company that is not listed on Exhibit A except to the extent that any such activity may be covered by clauses (i), (ii), (iii), (iv) or (v) of the second sentence of this Section 12.1.

      12.2 The parties hereto agree that the provisions of this Article shall survive the Closing. Any violation of Section 12.1 may be enforced by injunctive relief.

                                  ARTICLE XIII

ADDITIONAL AGREEMENTS

      Company and Purchaser further agree as follows:

      13.1 Purchaser agrees to purchase, or cause to be purchased, from Company on December 21, 1997, such number of the forty thousand (40,000) Quipp Shares acquired by Company pursuant to Section 2.3C which shall not be deemed to be "sold" as set forth in this Section 13.1 as Company may offer to Purchaser. The offer shall be in writing and shall be delivered to Purchaser no later than November 1, 1997. If Company does not deliver a written offer to Purchaser by November 1, 1997, or to the extent that Company does not offer all of the Quipp Shares acquired by it pursuant to Section 2.3C, then Purchaser's obligation hereunder will terminate on December 21, 1997, with respect to the Quipp Shares not so offered. If Company offers any Quipp Shares pursuant to this Section, then Purchaser shall purchase, or cause to be purchased, all of the Quipp Shares offered for a cash payment equal to Six ($6.00) Dollars per Quipp Share. For purposes of Section 13.1, Quipp Shares acquired by Company pursuant to Section 2.3C shall be deemed "sold" in an amount equal to the maximum number of Quipp Shares which Company could have sold during any "Sales Period" commencing after December 21, 1996 pursuant to Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933. A "Sales Period" means the first consecutive three (3) month period commencing after December 21, 1996, during which the closing bid price of the one ($.01) cent par value common stock of Quipp, Inc. as reported in the "Pink Sheets" published by the National Quotation Bureau which are deemed to be the official reporting records of NASDAQ (herein referred to as the "NASDAQ" price") remains at or above six ($6.00) dollars per Quipp Share for not less than ten (10) consecutive business days (any such period of ten or more consecutive business days, "Qualifying Sale Days"), and each consecutive three (3) month period thereafter that contains Qualifying Sale Days and commences not earlier than three (3) months after the last day of the latest three (3) month period that contained Qualifying Sale Days. The Company shall be deemed to have sold the maximum number of Quipp Shares allowable pursuant to Rule 144 during each Sales Period regardless of the number of Quipp Shares sold, if any. Accordingly, only the difference, if any, between the forty thousand (40,000) Quipp Shares acquired by Company pursuant to
Section 2.3C and the Quipp Shares deemed sold hereunder may be offered and shall be purchased by Purchaser pursuant to the provisions of this Section 13.1. Company may sell or transfer the Quipp Shares at any time. The right to offer Quipp Shares for repurchase pursuant to the provisions of this Section 13.1 is limited to Company and may not be sold, transferred or assigned to any other person or entity except for Hall Systems, Inc., Goss Processing Systems, Inc., Scripps Howard, Inc. and Rockwell Graphic Systems, Inc. ("permitted transferrees"). If rights under this Section 13.1 are sold, transferred or assigned to "permitted transferrees" then such rights shall not be subject to any further sale, transfer or assignment by such entities. Notwithstanding the foregoing provisions, Purchaser may, at any time after the Closing Date, offer to purchase for cash all of the Quipp Shares at a Purchase Price of Six ($6.00) Dollars per Quipp Share. This offer shall be delivered in writing and shall be for all the Quipp Shares. Company (or the permitted transferrees) shall have fifteen (15) business days from receipt of such notice to accept or reject such offer. If the offer is accepted, payment for such Quipp Shares shall be made within five (5) business days of receipt of acceptance of the offer. If the offer is rejected, then Purchaser's obligations under this Section 13.1 (as well as under Section 7.3) shall be eliminated and of no further force or effect.
The offer to purchase described in the preceding sentence may be made regardless of the bid or asked price of the Quipp Shares and, in particular, even though the bid price of the Quipp Shares exceeds Six ($6.00) Dollars per share on the date of the offer or the date of Closing.

      13.2 Purchaser shall fulfill all of Company's warranty obligations for the products and services and installations listed or described on Exhibit H, whether or not sales of those products and installations have been made or will be made after the Closing Date, with no additional compensation to be paid by the Company to the Purchaser for assuming such warranty responsibility. Except for the installation and sales described on Exhibit H, Purchaser is assuming no responsibility of warranty for products sold or services performed by Company. Section 13.12 addresses Company's warranty responsibility for the Company Gripper Conveyor Systems and the possible assumption thereof by Purchaser.

      13.3 Company and Seller agree that Quipp Systems, Inc. will be free at any time after the Closing to use the name "MetroGraphics" as, or as part of its corporate name or the name of a subsidiary of either Quipp Systems, Inc. or Quipp Inc. The name "Metrographics" must be used in connection with the corporate suffix "Inc." or "Corporation" or "Corp." and may be used as one word, two words, hyphenated or in combination with other words, but only as the name of the company and not as a product name, trademark, servicemark, tradename, logo or similar item. Further, neither Quipp Systems, Inc. nor Quipp, Inc. shall use "Metro" alone or in combination with any other word or design as a trademark or tradename to identify any product.

      13.4 Company and Seller agree that Quipp Systems, Inc. will be free at any time after the Closing to use the name "Hall" to identify or describe the "Hall" Stacker and to represent to customers that it is a "Hall" Stacker. Company and Seller further agree that Quipp Systems, Inc. may represent to customers and members of the public that Quipp Systems, Inc. is authorized and obligated to provide repair parts and services for Company, except to the extent that the Company is acting in accordance with clause (iii) of the next-to-last sentence of Section 12.1 hereof, and shall in any such representation indicate that Quipp Systems, Inc. is acting independently on its own behalf and not as an agent for, or otherwise on behalf of, the Company or any of the Company's affiliates.

      13.5 Notwithstanding the provisions of Article XII hereof, the Company shall be entitled to retain copies of all drawings, blueprints, plans, specifications and other items necessary to enable it to complete all of its installation and service obligations on gripper-conveyor systems heretofore sold by it, and to perform all other activities contemplated by clause (iii) of the next-to-last sentence of Section 12.1 hereof. It is understood and agreed that the provision of such warranty and installation services will not constitute a violation of the non-competition provisions described in Article XII hereof.
The Company and Seller agree that at the completion of the performance of those obligations, all such documentation, including revised documentation, including, without limitation, plans, drawings, blueprints and specifications shall be delivered to Purchaser who will then obtain the exclusive right, and shall be obligated, to provide repair parts and service for such installations. Notwith-standing anything to the contrary herein, (i) the Company shall be entitled to retain a copy of all such documentation for archival purposes, and (ii) the immediately preceding sentence shall not apply to the Company's Gripper-Conveyor systems.

      13.6 Scripps Howard, Inc. and Rockwell Graphic Systems, Inc. hereby jointly and severally unconditionally guarantee the indemnification obligations of the Seller and Company contained in Sections 11.1 and 11.3 hereof. Provided, however, that this guarantee shall be limited to the aggregate amount paid by Purchaser pursuant to Section 2.3A and pursuant to the Promissory Note.

      13.7 Each of Seller and Purchaser represents and warrants to and agrees with the other that there was no broker, finder or any other individual, partnership or corporation entitled to a brokers or finders fee from it in connection with the transaction covered by this Agreement.

      13.8 Purchaser acknowledges that it has retained Robert L. Walker as a consultant and that the payment of any and all commissions or compensation due Robert L. Walker shall be the sole and exclusive responsibility of the Purchaser.

      13.9 It is understood and agreed that the Purchaser is not purchasing the equipment, rejected or retained Inventory, cash in bank or other assets of the Company, is not assuming any contracts, agreements, liabilities, warranty or repair responsibilities of the Company except as expressly provided herein and is not required to employ any personnel of the Company.

      13.10 Purchaser shall supply any exemption certificate or similar instrument that may be necessary to preclude the imposition of sales tax in connection with the transactions contemplated by this Agreement, and shall pay any sales tax so imposed.

      13.11 Purchaser shall not disclose the Company's acquisition of the Quipp Shares or the status of the Company or any of its affiliates as a shareholder of Quipp, Inc. except to the extent required by law or with the Company's prior written consent.

      13.12 Company acknowledges that it is solely responsible for the completion of five (5) installations of its Gripper-Conveyor system. Company intends to redesign such Gripper-Conveyor systems in a effort to obtain acceptance thereof by the customers. Purchaser is assuming no responsibility for the fulfillment of Company's responsibility with respect to such installations and Company shall indemnify and hold Purchaser harmless in accordance with the provisions of Article XI hereof with respect to the comple-tion of such installations. In the event that such installations are accepted by the customers, then, and in that event, the Purchaser is willing to accept responsibility for warranty service for such Gripper-Conveyor installations, subject to the mutual agreement between the Company and the Purchaser at such time as to the payment which Company shall make to Purchaser to compensate Purchaser for the cost of providing such warranty service. The parties hereto agree that it is impossible at this time to set forth the specific terms and conditions of such agreement, but they agree to meet in good faith to attempt to agree upon the compensation to be paid by Company to Purchaser for undertaking such warranty responsibilities and to determine the method of payment, whether it is in cash, inventory or a combination thereof. If Purchaser accepts the responsibility referred to above, and the Company and the Purchaser reach the mutual agreements referred to above, then at the completion of the performance of those obligations, all molds, tooling and dies for the Gripper-Conveyor in the Company's possession or control, together with the documentation therefor, including revised documents, including, without limitation, plans, drawings, blueprints and specifications shall be delivered to Purchaser at no further cost to Purchaser who will then obtain the exclusive right, and shall be obligated, to provide repair parts and services for such installations. Notwithstanding anything to the contrary herein, the Company shall be entitled to retain a copy of all such documentation for archival purposes.

                                   ARTICLE XIV

GENERAL PROVISIONS

      14.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.2 This Agreement and attachments constitute the entire agreement and understanding of the parties and may be modified or amended and the requirements of any provisions hereof may be waived with the mutual consent of Company and Purchaser by written instrument signed by them or their respective successors or assigns, in any manner deemed necessary or appropriate by them.

      14.3 The agreements and indemnifications of the parties contained herein (except as those indemnifications relate to representations and warranties) shall survive the Closing Date and the consummation of the transactions provided for in this Agreement indefinitely. The Company's and Seller's representations and warranties contained herein and their indemnification obligations relating thereto, shall surviving the Closing Date for the period of thirty-six (36) months. Purchaser's representations and warranties contained herein and Purchaser's indemnification obligations relating thereto shall survive the Closing Date for a period of thirty-six (36) months.

      14.4 In the event that any party to this Agreement shall default in the performance of any obligations, covenants or agreements hereunder, the other parties to this Agreement shall severally, in addition to all other remedies which may be available to them, be entitled to injunctive and other equitable relief, including without limitation, specific performance, and shall be entitled to recover from the defaulting party their loss, cost and expense (including reasonable attorneys' fees) incurred by them in securing such injunctive or equitable relief.

      14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There are no intended third party beneficiaries of this Agreement. Neither Quipp, Inc. nor Quipp Systems, Inc. shall assign this Agreement or any of its rights or obligations hereunder to any entity without the Company's and Seller's prior written consent, which either may withhold in its absolute discretion.

      14.6 All notices and requests hereunder shall be in writing by mail or by Federal Express and addressed to the parties for whom intended as follows:

      If to Company:          Hall Processing Systems
                              Attention:  Michael Williams
                              24400 Sperry Drive
                              Westlake, Ohio 44145

                              Telephone:  (216) 892-4114
                              Fax:        (216) 892-4119

                                    with a copy to:

                              Robert A. Weible, Esquire
                              Baker & Hostetler
                              3200 National City Center
                              1900 East 9th Street
                              Cleveland, Ohio 44114-3485

      If to Seller:           Scripps Howard, Inc.
                              Attention:  Daniel J. Castellini, Vice President
                              312 Walnut Street
                              20th Floor
                              Cincinnati, Ohio 45202
                              Telephone:  (513) 977-3833
                              Fax:        (513) 977-3729

                                    with a copy to:

                              Robert A. Weible, Esquire
                              Baker & Hostetler
                              3200 National City Center
                              1900 East 9th Street
                              Cleveland, Ohio 44114-3485


                              Goss Processing Systems, Inc.
                              c/o Rockwell Graphic Systems
                              700 Oakmont Lane
                              Westmont, Illinois  60559-5546

                                    with a copy to:

                              Goss Processing Systems, Inc.
                              Attention:  Office of the General Counsel
                              c/o Rockwell Graphic Systems
                              700 Oakmont Lane
                              Westmont, Illinois  60559-5546

      If to Purchaser:
                              Quipp, Inc. and Quipp Systems, Inc.
                              Attention: James E. Pruitt, President
                              4800 N.W. 157 Street
                              Miami, Florida  33014-6434
                              Telephone: (305)623-8700
                              Fax:       (305)623-0980

                                    with a copy to:

                              Charles P. Sacher, Esquire
                              Walton Lantaff Schroeder & Carson
                              2655 LeJeune Road, Suite 1101
                              Coral Gables, Florida  33134

The parties hereto may designate other addresses for the purposes of notice by sending written notice of such changed address to the other parties hereto in the manner provided.

      14.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day and year first above written.

                                    COMPANY
                                    HALL PROCESSING SYSTEMS
                                    By Hall Systems, Inc., Managing Partner


                                          By s/Daniel J. Castellini  (SEAL)
                                          -------------------------

                                    SELLER
                                    HALL SYSTEMS, INC.


                                          By s/Daniel J. Castellini
                                          ---------------------------------
                                          Its:  President
                                                ----------------------------
Attest:


- - - ------------------------
Secretary

                                    GOSS PROCESSING SYSTEMS, INC.


                                          By  s/ Robert A. Weible, Esq.
                                          --------------------------------
                                          Its:  Attorney in Fact
                                                --------------------------

Attest:


- - - -------------------------
Secretary
                                    PURCHASER
                                    QUIPP SYSTEMS, INC.

                                             By s/ Louis D. Kipp
                                                -----------------------------
                                          Its:  President
                                                -----------------------------

Attest:


- - - ------------------------------
Secretary
                                    QUIPP, INC.

                                             By s/ Louis D. Kipp
                                                -------------------------------
                                          Its:  Vice President
Attest:                                         ------------------------------



- - - ----------------------------
Secretary

                                    SCRIPPS HOWARD, INC.

                                             By s/ Daniel J. Castellini
                                                ----------------------------
                                          Its:  Senior Vice President
                                                ----------------------------

Attest:


- - - -------------------------
Secretary

                                    ROCKWELL GRAPHIC SYSTEMS, INC.

                                    By
                                          -------------------------------
                                          Its:
Attest:                                         --------------------------


- - - ---------------------------
Secretary